SGI International
1200 Prospect Street, Suite 325
La Jolla, California 92037



May 8, 1997


Dear Shareholder:

You are cordially invited to attend the SGI International Annual Meeting on Friday, June 20, 1997, in San Diego, California.

The meeting will begin promptly at 2:00 p.m. local time at the San Diego Hilton Beach and Tennis Resort, 1775 East Mission Bay Drive, San Diego, California 92109. Directions are as follows: from Interstate 5 South, exit at Sea World Drive and turn right, turn right onto East Mission Bay Drive, go one mile to the resort; from Interstate 8 East, proceed to Interstate 5 North, exit at Sea World Drive, turn left, go to the second light and turn right onto East Mission Bay Drive, go one mile to the resort.

The official Notice of Meeting, Proxy Statement and Proxy Card are also included with this letter. The vote of every shareholder is important. Your cooperation in promptly signing, dating and mailing your Proxy Card, will be greatly appreciated. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting, if you wish to do so.

We look forward to meeting you personally, should you be able to attend the annual meeting.


Sincerely,

/s/

Joseph A. Savoca
Chairman, President and
Chief Executive Officer





                 Notice Of Annual Meeting Of Shareholders
                               La Jolla, Ca
                                May 8, 1997

The Annual Meeting of the Shareholders of SGI International, a Utah Corporation (the "Company"), will be held on Friday, June 20, 1997, at 2:00 p.m. local time, at the San Diego Hilton Beach and Tennis Resort, 1775 East Mission Bay Drive, San Diego, California 92109, for the purposes of:

1.   electing two directors to the Board of Directors;

2. considering and acting upon a proposal to adopt the Company's 1996 Omnibus Stock Plan;

3. ratifying the selection by the Board of Directors of Ernst & Young LLP, Independent Auditors, as auditors of the Company for 1997; and

4. transacting such other business as properly may come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on May 1, 1997, will be entitled to receive notice of, and to vote at, the meeting or any adjournments thereof.

A copy of the Company's Annual Report for 1996 accompanies this notice.


By Order of the Board of Directors,


/s/

Joseph A. Savoca
Chairman, President and Chief Executive Officer


Whether or not you intend to be present at the meeting, please promptly mark, sign, date and return the accompanying proxy. A return addressed envelope is enclosed for your convenience.



                               Proxy Statement

Solicitation of Proxies

The enclosed proxy is solicited by the Board of Directors of SGI International, a Utah corporation ("SGI" or the "Company"), for use at the annual meeting of the Company's shareholders to be held at the San Diego Hilton Beach and Tennis Resort, 1775 East Mission Bay Drive, San Diego, California 92109, on June 20, 1997 at 2:00 p.m. local time, or any adjournments thereof. Shareholders of record at the close of business on May 1, 1997 (the "Record Date"), will be entitled to receive notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please return your executed proxy in the enclosed envelope and the shares represented thereby will be voted in accordance with your wishes.

The first mailing of proxies to shareholders will occur on or about May 8, 1997. If, after sending in your proxy, you decide to vote in person or desire to change the voting instructions on your proxy or revoke your proxy, you may do so by notifying the Secretary of the Company in writing of such revocation at any time prior to the voting of the proxy, by submitting a later dated proxy or by attending the meeting and voting in person.

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the Record Date. Abstentions will be treated as shares that are present and entitled to a vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted for a vote of the stockholders. If a broker indicates on the proxy that the broker does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for general quorum purposes but will not be considered as present and entitled to vote with respect to that matter.
The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may also be solicited by certain of the Company's officers, directors and regular employees without additional compensation, personally or by telephone, telefax or telegram.

Action To Be Taken Under Proxy

Shares will be voted as instructed in the accompanying proxy on each matter submitted to the vote of shareholders. If any duly executed proxy is returned without voting instructions, the persons named as proxies thereon intend to vote all shares represented by such proxy as follows:

(1) FOR the election of the persons named herein as nominees for Directors of the Company to hold office until the annual meeting of the Company's shareholders in the year 2000, or until their successors have been duly elected and qualified;
(2)  FOR the approval of the SGI International 1996 Omnibus Stock Plan;
(3) FOR the ratification of Ernst & Young LLP, Independent Auditors, as auditors of the Company for 1997; and,
(4) according to their best judgment on the transaction of such other business as properly may come before the meeting or any adjournments thereof.

Company Securities

On April 13, 1997, there were issued and outstanding 6,235,063 shares of Common Stock. The holders of shares of Common Stock issued and outstanding on the Record Date are entitled to cast one vote per share on all matters voted on at the annual meeting.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth certain information regarding beneficial ownership of the Company's common stock as of February 28, 1997, (i) by each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) by each of the Company's directors, and (iii) by all officers and directors as a group.

                           Amount
                        Beneficially        Percent
Name                     Owned (1,5)        of Class

Bernard V. Baus           20,000(2)           0.33
Calle Emajagua, #17
San Juan, Puerto
Rico 00913

Ernest Esztergar         352,192(3)           5.55
6308 Avenida Cresta
La Jolla, CA 92037

Norman Grant              42,250(2)           0.69
4018 Ethel Avenue
Studio City, CA 91604

William R. Harris         20,000(2)           0.33
244 Allenberry Circle
Pittsburgh, PA 15234

William Kerr             331,085(4)           5.39
16183 Royal Oak Road
Encino, CA  91436

Joseph A. Savoca         275,000(2)           4.32
5155 "C" Renaissance
San Diego, CA 92122

John R. Taylor           172,000(2)           2.74
15795 Caminito Cantaras
Del Mar, CA  92014

Officers and Directors   1,212,777           17.53
Directors
as a Group (7 persons)

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person or for any other purpose. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)    Represents common shares under warrant.
(3) Includes 50,000 common shares issuable upon conversion of 200 convertible preferred shares and 200,000 common shares under warrant.
(4)    Includes 42,250 common shares under warrant.
(5) There are no arrangements known to the Company, including the pledge by any person of securities of SGI, the operation of which may at a subsequent date, result in a change of control of SGI.


Item 1.   Election Of Directors

The Company's bylaws provide that the Board of Directors shall consist of not less than three directors nor more than nine directors, with the number to be determined from time to time by the Board of Directors. The Board of Directors has currently fixed the number of directors at six.

The Directors are divided into three classes. Currently there are two Directors in each class, each class is elected to serve a three-year term, and the term of each class ends in successive years. Messrs. Grant and Kerr have been nominated for election to the Board of Directors for a term expiring at the annual shareholders' meeting in the year 2000, or until their successors have been duly elected or appointed. The terms of Dr. Esztergar and Mr. Harris expire at the annual shareholders' meeting in 1998, or until their successors have been duly elected or appointed. The terms of Messrs. Baus and Savoca expire at the annual shareholders' meeting in 1999, or until their successors have been duly elected or appointed.

Directors are elected by a majority of votes cast. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named above. Each person nominated for election has agreed to serve if elected. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose. The Board of Directors is not aware of any reason that might cause any nominee to be unavailable.

The Board of Directors recommends a vote "FOR" the election of all of the listed nominees.

Information About Directors, Nominees and Executive Officers

The following states each director's, nominee's and executive officer's age, principal occupation, present position with the Company and the year in which each director or nominee first was elected as a director (each serving continuously since first elected except as set forth otherwise). Unless indicated otherwise, each individual has held his or her present position for at least five years.

Dr. Bernard V. Baus, 71 years old, is currently President of Industrial Chemicals Corporation, the only manufacturer of basic inorganic chemicals in Puerto Rico, and President of Puerto Rico Alum Corporation, which is a joint venture with a Venezuelan oil/chemical company. Dr. Baus has been a Director since 1996.

Dr. Ernest P. Esztergar, 65 years old, was a co-founder, Director, President and Technical Director of Synfuel Genesis Incorporated, the predecessor corporation, from its formation in July, 1980 until it was merged into the Company in June, 1985. Dr. Esztergar has been a Director since 1985 and Senior Vice President - Technology since March, 1996.

William R. Harris, 75 years old, obtained his Bachelor of Chemical Engineering degree from Ohio State, and is a graduate of the MIT Business School. He worked for PPG Industries for 43 years starting as a chemical engineer, and rose through the ranks to become Works Manager of PPG's largest chemical plant in Barberton, Ohio. Later he was Vice President of various PPG Chemical Divisions, then Group Vice President, Chemicals, and retired as Senior Vice President International, PPG Industries. Mr. Harris has been a Director since 1996.

William A. Kerr, 82 years old, was Chairman of the Board, Chief Executive Officer, President, and Chief Operating Officer of Kerr Glass Manufacturing Corporation, working for that company from 1957-1984. Mr. Kerr has been a Director since 1992.

Joseph A. Savoca, 69 years old, has been Chairman of the Board and Chief Executive Officer since June, 1995. He received his Bachelor of Chemical Engineering from the University of South Carolina. From 1954 to 1976, Mr. Savoca worked with various petrochemical and petroleum companies in research and development, marketing, and in numerous executive positions. Mr. Savoca has been a Director since 1995.

John R. Taylor, 52 years old, has been Senior Vice President since March, 1996, Corporate Secretary since June, 1995, and General Counsel since December, 1994. Mr. Taylor held various positions in Pacific Energy and its subsidiaries from 1977 to 1994, including Director of Contract Administration, Special Counsel, Secretary and House Counsel.

                  Information Concerning Board Of Directors

Committees and Meetings

During 1996, the Board of Directors of the Company held four meetings. Each director attended at least 75% of the meetings of the Board of Directors and committees on which such director served. The Board of Directors does not have Nominating or Compensation Committees, as such functions are performed by the entire Board.

The Board of Directors has a standing Audit Committee, consisting of Messrs. Grant, Kerr, and Savoca. During 1996, the Audit Committee held one meeting. The Audit Committee performs the following functions: (a) review of periodic financial statements, (b) communication with independent accountants, (c) review of the Company's internal accounting controls, and (d) recommendation to the Board of Directors as to selection of independent accountants.

Compensation of Directors

The outside (non-employee) Directors of the Company currently do not receive cash compensation, but are reimbursed for certain expenses incurred, and are granted warrants periodically. During 1994, Messrs. Grant and Kerr were each granted warrants to purchase 500 common shares at $40.00 per share. During 1995, Messrs. Grant and Kerr were each granted warrants to purchase 20,000 shares at $1.125 to $1.25 per share. In December 1995, the Board reduced the exercise price of all warrants previously granted to the outside directors to $0.60 per share. During 1996, Messrs. Baus, Grant, Harris and Kerr were each granted warrants to purchase 20,000 shares at $1.72 to $5.125 per share. The warrants granted expire through December 2001.

Board Of Directors Report On Executive Compensation

The Company's executive compensation policy is designed to provide a competitive compensation program that will enable the Company to attract, motivate, reward and retain executives who have the skills, experience and talents required to promote the short-term and long-term financial performance and growth of the Company. The compensation policy is influenced by the fact that the Company's technologies and technological investments currently produce insignificant revenues; the Company operates at a net loss; and, the Company primarily utilizes equity capital to finance operations. The compensation policy is based on the principle that the financial rewards to the executives must be aligned with the financial interests of the shareholders of the Company. In this manner, the Company will meet its ultimate responsibility to its shareholders.

None of the executives of the Company had an increase in cash compensation during 1996, except the Senior Vice President of Technology whose annual salary was increased to $115,000 from $90,000. The Board believes that the cash compensation being paid to the executives is substantially below the amount the Company would be required to pay to engage suitable replacements for the current executive officers. Further, the Board believes the base salary and other compensation arrangements for its executives should be increased. However, based on the Company's financial condition, the Board has deferred any other increases in cash compensation and will periodically grant warrants with market exercise prices. The Board will continue to evaluate additional and different overall compensation packages which may be utilized in the future to attract and retain qualified personnel. Comparison Of Five-Year Cumulative Total Returns The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total shareholder return for the Company, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total shareholder return represents share value appreciation assuming dividend reinvestment. The following table compares cumulative five-year shareholder returns (including reinvestment of dividends) on an indexed basis with the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (US and Foreign companies), and a peer group made up of the current publicly traded members of SIC codes 8730 through 8739. These benchmarks are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Stock. These calculations were prepared by Research Holdings Ltd.


                             Cumulative Total Return
                         12/91   12/92   12/93   12/94   12/95   12/96

SGI International       100.00   54.89   30.89    9.35    0.48    2.75

Peer Group              100.00  100.35   87.23   64.93   88.83   93.53

Nasdaq Stock Market-    100.00  116.03  134.32  130.28  182.96  224.06
US & Foreign


                             Executive Compensation

Summary Compensation Table

The following table sets forth the compensation of the named executive officers of the Company for the three years ended December 31, 1996.

-------------------------------------------------------------------------------

                                           Long-Term Compensation(1)
                                           -------------------------
           Annual Compensation            Awards             Payouts
        -------------------------  -----------------------   -------
                           Other
                           Annual  Restricted     Shares       LTIP   All other
Year     Salary    Bonus   Compen-   Stock      Underlying    Payouts  Compen-
          ($)       ($)   sation($) Awards($)   Warrants(#)     ($)   sation($)
-------------------------------------------------------------------------------
Ernest P. Esztergar, Director, Sr. Vice President Technology

1996    115,000     -0-      -0-      -0-      1,075,000(2)     -0-      -0-
1995     90,000     -0-      -0-      -0-      1,000,000(2)     -0-      -0-
1994     90,000     -0-      -0-      -0-        885,000(2)     -0-      -0-

Joseph A. Savoca, Chairman of the Board, President & Chief Executive Officer

1996    150,000     -0-      -0-      -0-      1,125,000(2)     -0-      -0-
1995     85,000     -0-      -0-      -0-      1,055,000(2)     -0-      -0-
1994      -0-       -0-      -0-      -0-          -0-          -0-      -0-

John R. Taylor, Sr. Vice President, General Counsel & Secretary

1996    130,000     -0-      -0-      -0-        465,000(3)     -0-      -0-
1995    130,000     -0-      -0-      -0-        417,000(3)     -0-      -0-
1994     10,833     -0-      -0-      -0-          -0-          -0-      -0-

-------------------------------------------------------------------------------
(1) There were no Restricted Stock Awards or Long-Term Incentive Plan Awards or Payouts for Executive Officers during the fiscal years ended December 31, 1996, 1995, or 1994.
(2) Includes a warrant to purchase 850,000 common shares of OCET Corpora-tion, an SGI subsidiary.
(3) Includes a warrant to purchase 293,000 common shares of OCET Corpora-tion, an SGI subsidiary.

Warrant Grants in Last Fiscal Year

The following table sets forth information concerning warrant grants made in the fiscal year ended December 31, 1996, to the individuals named in the Summary Compensation Table. There were no grants of SARs to said individuals during the year.


                                                                 Potential
                                                              Realizable Value
                                                              at Assumed Annual
                                                               Rates of Stock
                                                             Price Appreciation
                                                                 for Warrant
                      Individual Grants                            Term (1)
------------------------------------------------------------------------------

           Number of    % of Total
            Shares       Warrants
          Underlying    Granted to    Exercise   Expira-
           Warrants    Employees in    Price      tion
Name      Granted(#)    Fiscal Year    ($/Sh)     Date       5($)      10($)
-------------------------------------------------------------------------------

Ernest P.
Esztergar   25,000        1.90%         1.72      12/01     14,000     32,000
            50,000        3.80%        4.375      12/02     67,500    150,500

Joseph A.
Savoca      35,000        2.70%         1.72      12/01     19,600     44,800
            35,000        2.70%        4.375      12/01     47,250    105,350

John R.
Taylor      25,000        1.90%         1.72      12/01     14,000     32,000
            25,000        1.90%        4.375      12/01     33,750     75,250

(1) Potential realizable value is based on an assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the warrant expires. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

Aggregated Warrant Exercises in Last Fiscal Year and FY-End Warrant Values

The following table sets forth information concerning the number and value realized as to warrants exercised during 1996 and warrants held at December 31, 1996, by the individuals named in the Summary Compensation Table and the value of those warrants held at such date. The warrants exercised were not exercised as SARs and no SARs were held at year end.
------------------------------------------------------------------------------
                                               Number of
                                                Shares          Value of
                                               Underlying      Unexercised
                                              Unexercised     In-the-Money
                                              Warrants at      Warrants at
                                              FY-End (#)        FY-End ($)

              Shares Acquired     Value      Exercisable/     Exercisable/
Name          on Exercise (#)   Realized($)  Unexercisable    Unexerciseable
-------------------------------------------------------------------------------

Ernest P.
Esztergar          -0-             -0-       1,075,000(1)/0     544,460/0

Joseph A.
Savoca             -0-             -0-       1,125,000(1)/0     784,288/0

John R.
Taylor           2,000          10,675         465,000(2)/0     476,386/0

-------------------------------------------------------------------------------
(1) Includes warrants to purchase 850,000 common shares of OCET Corporation, an SGI subsidiary.
(2) Includes warrants to purchase 293,000 common shares of OCET Corporation, an SGI subsidiary.

Ten-Year Warrant Repricings

The following table sets forth information concerning the repricing of warrants held by the individuals named in the Summary Compensation Table during the prior ten years. The Board of Directors elects to reprice warrants as a method of rewarding and retaining the individuals without increasing their cash compensation.
                                                                     Length of
                                                                      Original
                                                                  Warrant Term
           Number of    Market Price of     Exercise      New     Remaining at
Name &    # Warrants     Stock at Time   Price at time   Exercise      Date of
Date      Repriced(#)   of Repricing($)  of Repricing($)  Price($)   Repricing
------------------------------------------------------------------------------
Ernest P. Esztergar


12/28/94    10,000        15.0000           54.000        15.000       36 mos.
06/02/95    10,000        1.37500            3.125         1.375       55 mos.
07/26/95    70,000        1.12500            1.375         1.125       53 mos.
09/05/95    90,000        0.87500            1.125         0.875       52 mos.
12/12/95   125,000        0.65625            0.875         0.660       48 mos.
12/22/95   125,000        0.59375            0.660         0.600       48 mos.

Joseph A. Savoca

07/26/95   150,000        1.12500           3.0625         1.125       53 mos.
09/05/95   170,000        0.87500            1.125         0.875       52 mos.
12/12/95   205,000        0.65625            0.875         0.660       48 mos.
12/22/95   205,000        0.59375            0.660         0.600       48 mos.

John R. Taylor

06/02/95     6,000        1.37500            3.125         1.375       55 mos.
07/26/95    54,000        1.12500            1.375         1.125       53 mos.
09/05/95    74,000        0.87500            1.125         0.875       52 mos.
12/12/95   124,000        0.65625            0.875         0.660       48 mos.
12/22/95   124,000        0.59375            0.660         0.600       48 mos.
------------------------------------------------------------------------------

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and 10% or greater shareholders of the Company ("Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that certain reports were not required, during the year ended December 31, 1996, all Section 16(a) filing requirements applicable to Reporting Persons were complied with.

Certain Relationships and Related Transactions

In November 1984, Dr. Ernest P. Esztergar, a Director of the Company, assigned certain LFC Process patent rights to the Company. In consideration for the assignment, minimum annual royalties of $50,000 were due Dr. Esztergar beginning with the calendar year ending December 31, 1985 through the year ending December 31, 1999. In 1987, Dr. Esztergar revised his royalty agreement to provide financial royalty payments equal to the greater of $50,000 per year or one-tenth of 1% (0.1%) of royalty revenues received during the year from the licensing of the LFC Process. The transactions were approved by the Board of Directors. During 1996, Esztergar forgave all past and future royalties due under the royalty agreement.

During 1995 and early 1996, the Company entered into a series of transactions wherein operating funds were borrowed from an entity controlled by a Board member. In March 1996, the principal and interest on the loans totaling $375,000 were exchanged for 283,200 shares of restricted common stock. The closing bid price on the exchange date was $1.71875.

On January 16, 1996, William M. Owens (former Chairman and CEO) and the Company entered into a settlement agreement. That agreement amended Owens' March 16, 1995 employment agreement and, in accordance with the employment agreement, forgave certain loans made to Owens by the Company. As part of this settlement, Owens tendered his warrant for 850,000 shares of OCET stock to the Company for cancellation.

The Company's bylaws currently provide for the limitation of director liability and for indemnification of employees and agents, including officers and directors, to the fullest extent permitted by Utah law. The Company has entered into Indemnification Agreements with all of its directors. These provisions do not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Company also has Director and Officer liability insurance covering its officers and directors.

Additional Information with Respect to Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Company does not presently have a separate Compensation Committee of the Board of Directors, or other Board Committees performing equivalent functions, and did not at any time during the last three years. The entire Board of Directors presently performs these functions, including two Directors who are also executive officers of the Company, and who receive compensation as such from the Company. These executive officers do not serve in the management, or compensation or other board committee of any other company.

ITEM 2.   APPROVAL OF THE SGI INTERNATIONAL 1996 OMNIBUS STOCK PLAN

General.   The 1996 Omnibus Stock Plan (the "1996 Stock Plan") was adopted by the Board of Directors on November 7, 1996. The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve the 1996 Stock Plan. The shareholders are asked to approve the 1996 Stock Plan, a copy of which is attached to this Proxy Statement as Exhibit A. The principal features of the 1996 Stock Plan are outlined below.

Purpose.   The purpose of the 1996 Stock Plan is to strengthen the Company by providing to participating employees added incentives for high levels of performance and to encourage stock ownership in the Company. The 1996
Omnibus Stock Plan seeks to accomplish these goals by providing a means whereby employees of the Company may be given an opportunity to purchase, by way of option or stock purchase rights, Common Stock of the Company. The 1996 Stock Plan also provides for the use of stock appreciation rights ("SARs") and long term performance awards as employee incentives. The 1996 Stock Plan is intended to enable the Company and its subsidiaries to compete effectively for and retain the services of such persons and to provide incentives for such persons to exert maximum efforts for the success of the Company and its subsidiaries.

The Company intends that the options issued under the 1996 Stock Plan shall, in the discretion of the Board, or any committee to which responsibility for administration of all or any part of the 1996 Stock Plan has been delegated, be either incentive stock options ("Incentive Stock Options") as that term is used in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereto, or options which do not qualify as incentive stock options ("Non-Qualified Stock Options").

Administration.   The Board, or duly delegated committee of the Board, will
administer the 1996 Stock Plan. The Board shall have full power and authority in its discretion to take any and all action required or permitted to be taken under the 1996 Stock Plan, including the selection of participants to whom stock options may be granted, the determination of the number of shares which may be covered by stock options and other terms and conditions thereof. The Board will also administer the award, if any, of SARs, stock purchase rights, or long term performance awards.

Shares Reserved.   During the projected ten year term of the 1996 Stock Plan, there will be 2,000,000 shares of Common Stock, if the 1996 Stock Plan is adopted, reserved for issuance upon exercise of options or providing of other incentives granted under the 1996 Stock Plan. Shares of Common Stock will be made available from the authorized and unissued shares of the Company. If any option or other right granted under the 1996 Stock Plan shall for any reason expire, terminate, be canceled or otherwise be annulled without having been exercised in full, the shares not purchased under such option or right shall again become available for the 1996 Stock Plan.

Eligibility.   Key employees, as determined by the Committee, including
executive officers, directors, consultants, and advisors are eligible to participate in the 1996 Stock Plan. As of the date hereof, the Company estimates that approximately 80 employees are eligible to participate. The Company may issue Incentive Stock Options provided that the aggregate fair market value (determined at the time the Incentive Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the optionee during any calendar year (under all Incentive Stock Option plans of the Company) shall not exceed $100,000.
Should it be determined that any Incentive Stock Option granted pursuant to the 1996 Stock Plan exceeds such maximum, such Incentive Stock Option shall be considered to be a Non-Qualified Stock Option and not to qualify for treatment as an Incentive Stock Option under Section 422 of the Code to the extent, but only to the extent, of such excess.

Option Price.   The exercise price of each Non-Qualified Stock option shall be determined by the Board, but shall not be less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted. The exercise price of Incentive Stock Options may not be less than 100% of the fair market value of the Common Stock subject to the option on the date the option is granted; provided, however, that the purchase price of the Common Stock subject to the Incentive Stock Option may not be less than 110% of such fair market value (without regard to any restriction other than a restriction which, by its terms, will never lapse) where the optionee owns (or is deemed to own pursuant to Section 424(d) of the Code) Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries. An option shall be exercised by written notice to the Company upon terms and conditions as the optionee's stock option agreement provides and in accordance with such other procedures for the exercise of options as the Board of Directors or Committee may establish from time to time. The purchase price of Common Stock acquired pursuant to an option shall be paid by such method or methods as the Board may determine and may consist of cash or check payable to the order of the Company, a promissory note or whole shares of Common Stock of the Company owned by the optionee having a fair market value on the exercise date (determined by the Committee in accordance with any reasonable valuation method) equal to the option price for the shares being purchased. Payments of Common Stock shall be made by delivery of Common Stock certificates properly endorsed for transfer in negotiable form. Options and rights can not be transferred, pledged or sold, other than by way of the laws of descent or distribution, and can be exercised only by optionee.

SARs, Stock Purchase Rights And Long Term Performance Awards. The Board may also provide incentives under the 1996 Stock Plan using SARs, Stock Purchase Rights, and long term performance awards. A SAR would allow an employee to surrender an option, or any part thereof, and be paid the differential between the Fair Market Value of a share and the option strike price. The Board of Directors does not anticipate granting SARs until The Company is generating net income.

Stock Purchase Rights are rights to purchase restricted common stock. Long term performance awards are cash or stock bonus awards that may be granted alone or in addition to other awards granted under the 1996 Stock Plan.

Adjustments Upon Changes In Common Stock; Reorganization, Merger,
Consolidation.   Subject to any required action by the shareholders of the
Company, if the outstanding shares of Common Stock of the Company are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company, through reorganization, merger, stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of issued shares of Common Stock without receipt of consideration by Company, then a corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Adjustments shall be made by the Board whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the 1996 Stock Plan on account of any such adjustment. Upon the dissolution or liquidation of the Company, or upon any reorganization, merger or consolidation of the Company where the Company is the surviving corporation and the stockholders immediately prior to such transaction do not own at least 50% of the Company's Common Stock immediately after such transaction, or upon any reorganization, merger or consolidation of the Company where the Company is not the surviving corporation, or upon a sale of substantially all of the assets or 50% or more of the then outstanding Common Stock to another person, corporation or entity, including any person as such term is used in Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (any such reorganization, merger, consolidation, sale of assets, or sale of shares of Common Stock being hereinafter referred to as the "Transaction"), the 1996 Stock Plan will terminate provided however that (i) any options granted and outstanding prior thereto shall become immediately exercisable in full and (ii) the termination of the 1996 Stock Plan, and exercise of any option (to the extent that the holder's right to exercise such option has been accelerated) shall be concurrent with, subject to and conditioned upon the consummation of the Transaction to which such termination and acceleration relates, and if, for any reason, such Transaction is abandoned, exercise of the option shall be void and such option shall thereafter be exercisable only as permitted by the 1996 Stock Plan and the related option agreement which shall remain in full force and effect.

Vesting.    The Board shall determine vesting periods, if any, for options granted under the 1996 Stock Plan.

Expiration, Termination And Transfer Of Options. Subject to earlier termination as provided in the 1996 Stock Plan, each Incentive Stock Option granted and all rights or obligations thereunder by its terms shall expire on such date as the Board may determine as set forth in its discretion, but not later than (i) 5 years from the date of grant in the case of any Incentive Stock Option granted to an optionee who owns (or is deemed to own pursuant to Section 424(d) of the Code) Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries, and (ii) 10 years from the date of grant in the case of all other Incentive Stock Options. In the case of Non-Qualified Options, the term may not exceed 10 years. For purposes of the 1996 Stock Plan, the date of grant of an option shall be the date on which the Board takes final action approving the award of the option, notwithstanding the date the optionee accepts the option, the date of execution of the option agreement, or any other date with respect to such option. Except in the event of termination of employment due to disability or death, Incentive Stock Options will terminate three months and other options or SARs six months after an optionee ceases to be employed by the Company or its subsidiaries unless the options by their terms were scheduled to terminate earlier, but only as to such number of shares as to which the option was exercisable on the date of termination. If termination occurs by reason of disability (as defined in the 1996 Stock Plan) such three month period shall be extended to six months. If an employee dies while in the employ of the Company or within three months after cessation of such employment, his or her estate or personal representation shall have the right to exercise such option before the date such option would otherwise terminate, but only as to the number of shares as to which such option was exercisable on the date of death. An option by its terms may only be transferred by will or by laws of descent or pursuant to a qualified domestic relations order, and, except as otherwise required pursuant to a qualified domestic relations order, options shall be exercisable during the lifetime of the person to whom the option is granted only by such person (or in the case of disability by his or her court appointed legal representative).

Termination And Amendment Of The 1996 Stock Plan. The 1996 Stock Plan will terminate in 2006. The 1996 Stock Plan will also terminate upon liquidation, reorganization, merger or consolidation of the Company as discussed above.
No options may be granted under the 1996 Stock Plan after it is terminated. No termination, suspension, modification or amendment of the 1996 Stock Plan may, without the consent of the person to whom an option shall theretofore have been granted, adversely affect the rights of such person with respect to such option. No modification, extension, renewal or other change in any option granted under the 1996 Stock Plan shall be made after the grant of such option, unless the same is consistent with the provisions of the 1996 Stock Plan.

The 1996 Stock Plan may be amended only with the approval of the shareholders.

The Board of Directors recommends a vote "FOR" adoption of the 1996 Omnibus Stock Plan.

ITEM 3.   RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Ernst & Young LLP, Independent Auditors, as the Company's independent auditors for the year ending December 31, 1997, and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst
& Young LLP has audited the Company's financial statements since 1986. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" such ratification.

Report On Form 10-K

A copy of the Company's Report on Form 10-K for the period ended December 31, 1996, filed with the Securities and Exchange Commission (including related financial statements) is available to shareholders without charge, upon written request to the Company.

Future Proposals Of Security Holders

All proposals of security holders intended to be presented at the 1997 annual meeting of shareholders must be received by the Company not later than December 31, 1997, for inclusion in the Company's 1997 proxy statement and form of proxy relating to the 1997 annual meeting. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Other Business

The Company knows of no business to be brought before the annual meeting other than as set forth above. If other matters properly come before the meeting, it is the intention of the persons named in the solicited proxy to vote the proxy on such matters in accordance with their best judgment.


By Order of the Board of Directors



      /s/
Joseph A. Savoca

La Jolla, California
May 8, 1997